SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

PROFIRE ENERGY, INC.
(Exact name of registrant as specified in its charter)

 ________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROFIRE ENERGY, INC.
321 South 1250 West, Suite 1
Lindon, Utah 84042

ADDITIONAL SOLICITING MATERIAL RELATED TO
THE ANNUAL MEETING OF STOCKHOLDERS

This additional soliciting material related to our proxy statement dated December 21, 2012, or the “proxy statement”, provides additional information with respect to our 2013 annual meeting of stockholders which will be held on January 29, 2013 at 10:00 a.m. local time at our Lindon, Utah offices located at 321 South 1250 West, Suite 1, Lindon, Utah 84042.  This additional soliciting material is being filed with the Securities and Exchange Commission and being made available to stockholders on January 11, 2013.

On January 10, 2013 James Solomon, a nominee for election to the Company’s board of directors notified the Company that he is withdrawing his name as a nominee for election to the Company’s board of directors.  Mr. Solomon is not currently an officer or director of the Company.

The board of directors does not anticipate nominating additional candidates for election to the Company’s board of directors at the annual meeting.  The remaining three nominees – Brenton Hatch, Harold Albert and Andrew Limpert, will stand for election to the Company’s board of directors.  As only three individuals have been nominated to stand for election, your shares may only be voted to fill three directorships.  Any votes cast for Mr. Solomon will not be counted in connection with the election of directors.

By order of the board of directors,

January 11, 2013	/s/ Brenton W. Hatch
Brenton W. Hatch
Chief Executive Officer